Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Frank Straub Chief Financial Officer (773) 380-6636	Leslie Loyet (312) 640-6672

FOR IMMEDIATE RELEASE
Thursday, December 3, 2009

DEERFIELD CAPITAL CORP. ANNOUNCES REDUCTION IN OCCUPANCY EXPENSE

CHICAGO, December 3, 2009 — Deerfield Capital Corp. (NYSE Amex: DFR) (“DFR” or the “Company”) today announced the successful completion of a plan to significantly reduce the Company’s occupancy expense. Under a lease amendment signed on November 27, 2009, the Company expects to vacate the 69,000 square feet it presently occupies under a lease expiring in 2021 and consolidate operations into approximately 25,000 square feet located in the same building by May 2010. As a result of the amendment, the Company projects that its annual occupancy expense will decline by approximately $1.3 million.

Commenting on the amendment, Jonathan Trutter, Chief Executive Officer, said, “This amendment represents a unique opportunity for us to move into nearby space that will leave us room to grow while saving nearly $1.3 million a year. The substantial reduction in annual rent expense and relief from other obligations under the lease represented a compelling value for the Company and its shareholders.”

The amendment provides for a $1.8 million reduction in the amount of the letter of credit that the Company is required to maintain upon the satisfaction of certain conditions. A portion of the $1.8 million will be used to fund expenditures related to relocating the Company’s offices, and the balance will be available for investment in the growth of the Company. The move will result in a non-cash acceleration of depreciation and amortization expense from certain leasehold improvements and fixed assets as a result of a shorter estimated life. The Company also expects to achieve additional savings from lower operating, insurance and maintenance costs associated with the new smaller space.

About the Company

DFR, through its subsidiary, Deerfield Capital Management LLC, manages client assets, including bank loans and other corporate debt, residential mortgage backed securities, government securities and asset-backed securities. In addition, DFR has a principal investing portfolio comprised of fixed income investments, including bank loans and other corporate debt and residential mortgage backed securities.

For more information, please go to the Company website, at www.deerfieldcapital.com.

NOTES TO PRESS RELEASE

Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements regarding future results or expectations. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond the control of DFR and its subsidiaries. Forward-looking statements are further based on various operating assumptions, including, but not limited to, the assumptions that DFR will be able to vacate its current space by May 2010 and that the amendment to the lease will generate the expected cash savings. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, including the risk that the assumptions on which the forward-looking statements are based prove to be inaccurate, actual results may differ materially from expectations or projections. DFR does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.